Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-206408, 333-206409, 333-218060, 333-2267182, 333-233381, 333-238233, 333-258760, 333-266827 and 333-274785) on Form S-8, Registration Statements (Nos. 333-218062, 333-222879, 333-231541, and 333-249057) on Form S-3, and Registration Statements (Nos. 333-222203, 333-233686, 333-234234, 333-235670, and 333-238818) on Form S-1 of CervoMed Inc. (formerly known as Diffusion Pharmaceuticals Inc.) of our report dated March X, 2024, relating to the consolidated financial statements of CervoMed Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of CervoMed Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Boston, Massachusetts

March 29, 2024